Exhibit 8.1

SIDLEY AUSTIN BROWN & WOOD LLP

BEIJING BRUSSELS CHICAGO DALLAS GENEVA HONG KONG LONDON	BANK ONE PLAZA 10 S. DEARBORN STREET CHICAGO, ILLINOIS 60603 TELEPHONE 312 853 7000 FACSIMILE 312 853 7036 www.sidley.com FOUNDED 1866	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE TOKYO WASHINGTON, D.C.

September 28, 2004

Allscripts Healthcare Solutions, Inc.

2401 Commerce Drive

Libertyville, Illinois 60048

Re:	Allscripts Healthcare Solutions, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Allscripts Healthcare Solutions, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 of the Company, initially filed on the date hereof (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Registration Statement.

Our opinion is based upon an examination of the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis therefor. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and the authenticity of the originals of such copies.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, Internal Revenue Service (“IRS”) rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect).

This opinion letter shall not be construed as or deemed to be a guaranty or insuring agreement. Opinions of counsel represent only counsel’s best legal judgment and are not binding on the IRS or on any court. Accordingly, no assurance can be given that the IRS will

SIDLEY AUSTIN BROWN & WOOD LLP IS AN ILLINOIS LIMITED LIABILITY PARTNERSHIP PRACTICING IN AFFILIATION WITH OTHER

SIDLEY AUSTIN BROWN & WOOD PARTNERSHIPS

SIDLEY AUSTIN BROWN & WOOD LLP	CHICAGO

Allscripts Healthcare Solutions, Inc.

September 28, 2004

not challenge the propriety of the opinion set forth herein or that such a challenge would not be successful.

Based on and subject to the foregoing, the discussions set forth in the sections of the Registration Statement entitled “Certain U.S. Federal Income Tax Considerations,” to the extent such discussions relate to United States federal income tax matters, are a fair and accurate summary in all material respects of the matters addressed therein, based upon current laws and the assumptions stated or referred to therein and the qualifications stated therein.

Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein or under any other law. We are furnishing this opinion to you for the Company’s benefit in connection with the filing of the Registration Statement with the Securities and Exchange Commission (the “SEC”) and this opinion is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our written permission. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

We consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC promulgated thereunder.

Very truly yours,

/S/    SIDLEY AUSTIN BROWN & WOOD LLP